Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Express, Inc. of our report dated March 17, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Express, Inc.’s Annual Report on Form 10-K for the year ended February 1, 2020.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
June 15, 2020